Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Backblaze, Inc.

San Mateo, California

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our report dated May 11, 2021, relating to the financial statements of Backblaze, Inc., which is contained in that Prospectus.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO USA, LLP

San Jose, California

October 18, 2021